FOR IMMEDIATE RELEASE Aircastle Increases Revolving Credit Facility Capacity to $2.1 Billion Stamford, CT. February 12, 2024 — Aircastle Limited (“Aircastle” or “the Company”) announced that it amended and extended all of its existing revolving credit facilities, which increases the aggregate capacity to $2.1 billion and extends the maturity dates of these facilities to 2027 and 2028. Aircastle closed a $1 billion senior, unsecured revolving credit facility with 10 global financial institutions, and the expiration date of the facility has been extended by three years, from April 2025 to February of 2028. The facility participants consist of 10 leading global financial institutions with Citibank N.A., Fifth Third Bank N.A., Goldman Sachs Bank USA, J.P. Morgan Chase Bank, N.A. and Royal Bank of Canada as Joint Lead Arrangers and Bookrunners, as well as BNP Paribas, Credit Agricole Corporate & Investment Bank, Mizuho Bank, Ltd., MUFG Bank, Ltd. and BMO Harris Bank N.A., as lenders. In addition, the Company announced today that it has extended the maturity of its $200 million revolving credit facility with Mizuho Marubeni Leasing Americas Corporation and its $300 million revolving credit facility with Mizuho Bank, Ltd. These facilities were both extended by two years to mature in January 2027 and February 2027, respectively. The Company also amended and closed a revolving credit facility with 24 participating financial institutions led by the DBS Bank Ltd. The size of the facility was increased from $375 million to $600 million and its term was extended three years to January 2028. Michael Inglese, Aircastle’s CEO, stated, “These 4 facilities among 35 lenders demonstrate the strong support we receive from our bank groups and the extensions of our facilities with Mizuho Marubeni Leasing Americas Corporation and Mizuho Bank further represent the enduring commitment we receive from our shareholders.” Mr. Inglese continued, “Aircastle's expansive access to capital markets is helping us grow our portfolio of sought- after narrow-body aircraft. Along with the support of our shareholders, Marubeni Corporation and Mizuho Leasing, we’re optimistic about the near and long-term horizons of our unique business model.” About Aircastle Limited Aircastle Limited acquires, leases, and sells commercial jet aircraft to airlines throughout the world. As of November 30, 2023, Aircastle owned and managed on behalf of its joint ventures 245 aircraft leased to 73 customers located in 42 countries. Contact: Aircastle Advisor LLC James Connelly, SVP ESG & Corporate Communications Tel: +1-203-550-8899 jconnelly@aircastle.com